Exhibit 10.16

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is made as of this _______ day of __________, 20__ (the “Agreement”), by and between Customers Bank (formerly “New Century Bank”) (the “Company”) and ______________ (the “Grantee”).

WHEREAS, the Grantee is a valued employee of the Company or one of its subsidiaries (collectively referred to as the “Employer”); and

WHEREAS, the Company maintains the New Century Bank 2004 Incentive Equity and Deferred Compensation Plan (the “Plan”); and

WHEREAS, as additional compensation for the Grantee’s future services to the Employer, and to induce the Grantee to continue his or her efforts to enhance the value of the Company for the benefit of shareholders, generally, and pursuant to the actions of the Company’s Board of Directors and the Committee established under the Plan, the Company wishes to conditionally transfer rights to receive shares of common stock of the Company to the Grantee pursuant to the terms of the Plan, subject to the additional terms and conditions set forth herein.

NOW, THEREFORE, the Company and the Grantee, intending to be legally bound, hereby agree as follows:

1.           Subject to and as soon as practicable following the satisfaction of the vesting conditions set forth in Paragraph 2 below, the Company shall transfer __________ (_______) shares of the Company’s voting common stock, par value $1.00 per share (“Award Shares”), to the Grantee, at which time the Grantee shall become the beneficial owner of the Award Shares.

2.           (a)           The Grantee (or his or her estate, if applicable) shall be entitled to receive the Award Shares on a date (the “Vesting Date”) that shall be the earlier of (a) ________ __, 20__, (b) the date of the Grantee’s death, (c) the occurrence of the Grantee’s Disability, or (d) a “Change in Control” as defined in the New Century Bank 2010 Stock Option Plan.

(b)           If the Grantee’s employment with the Employer is terminated for any reason other than death of Disability prior to the Vesting Date, this Agreement shall automatically terminate, the Grantee shall forfeit all rights hereunder, and no shares of common stock or other consideration shall be transferred to Grantee pursuant to this Agreement.

3.           Unless the Grantee and the Employer make other arrangements satisfactory to the Company with respect to the payment of withholding taxes, no Award Shares shall be transferred to the Grantee pursuant to Paragraph 2(a), above, until the Grantee has delivered to cash to the Company equal to the sum of the minimum amount of all taxes required to be withheld and deposited in connection with the transfer of the Award Shares.  The Grantee shall forfeit the Award Shares if neither such satisfactory arrangements are made or delivery of the requisite amount of cash does not occur within sixty (60) days following the Vesting Date.

4.           Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of the Employer, or shall interfere with or restrict in any way the rights of such person to terminate Grantee’s employment at any time, subject to the terms of any employment agreement by and between the Employer and Grantee.

5.           This Award Agreement is subject to the terms of the Plan, and the Grantee hereby acknowledges receipt of a copy of the Plan.  All capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan.

6.           This Agreement shall be governed by the substantive law of the Commonwealth of Pennsylvania, without giving effect to the choice of law principles thereof.

The Company has executed this Agreement with intent to be legally bound hereby, as of the first date set forth above.

CUSTOMERS BANK

By:_____________________________________